                                                                   EXHIBIT 99.2


                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549


                               ------------------

                                    FORM 11-K

                               ------------------

                                  ANNUAL REPORT


                        Pursuant to Section 15(d) Of The
                        Securities Exchange Act of 1934


                      For the Year Ended December 31, 1994




                              ZIONS BANCORPORATION
                        EMPLOYEE INVESTMENT SAVINGS PLAN




                              ZIONS BANCORPORATION
                             1380 Kennecott Building
                           Salt Lake City, Utah 84133

ITEM 1.       CHANGES IN THE PLAN

The Plan was completely amended and restated as of October 1, 1992, with certain provisions retroactively effective as of January 1, 1989. In 1994, the Plan was amended for the purpose of maintaining its qualification under Internal Revenue Code pursuant to the Tax Reform Act of 1986 and, in order to conform the Plan to the requirements of the Unemployment Compensation Act of 1992 and the Omnibus Budget Reconciliation Act of 1993 and to facilitate the merger of the National Bank of Arizona Savings and Retirement Plan and the Rio Salado Bancorp. Inc. Retirement Plan into the Plan.

ITEM 2.       CHANGES IN INVESTMENT POLICY

The Plan maintains four separate types of investment funds: (i) company securities, which consists of Company stock and short-term investments pending the acquisition of Company securities; (ii) Fidelity mutual fund, which invests primarily in a diversified portfolio of U.S. common stocks, which are invested to track closely with the Standard and Poors 500 index; (iii) money market fund, which consists of, but is not limited to, certificates of deposit, commercial paper, and U.S. treasury bills; and (iv) fixed income fund, which invests primarily in government, mortgage, and corporate bonds. No material changes were made during the year 1994 in the policy with respect to the kind of securities and other investments in which funds held under the Plan may be invested.

ITEM 3.       CONTRIBUTIONS UNDER THE PLAN

The Company's contributions are measured by reference to employee contributions and are not discretionary.

ITEM 4.       PARTICIPATING EMPLOYEES

There were 1,155 participating employees in the Plan on December 31, 1994.

ITEM 5.       ADMINISTRATION OF THE PLAN

(a) Zions Bancorporation is the Plan administrator. The Company's Board of Directors has appointed an Administrative Committee consisting of six persons. The Committee has full power and authority to administer the Plan and to interpret its provisions. The present members of the Committee and their positions held are:

                  Member                                    Position - Company
           -------------------         -------------------------------------------------------------
           Harris H. Simmons           President and Chief Executive Officer of Zions Bancorporation

           Gary L. Anderson            Senior Vice President of Zions Bancorporation

           Peter K. Ellison            Executive Vice President of Zions First National Bank

           W. David Hemingway          Executive Vice President of Zions First National Bank

           Richard G. Crandall         Vice President of Zions First National Bank

           Russell W. Miller           President of Zions Insurance Agency, Inc.



       The address of each fiduciary listed above is 1380 Kennecott Building,Salt Lake City, Utah 84133.

(b) No compensation is paid to the Committee members by the Plan. All expenses of the Plan and its administration are paid by the Company.

ITEM 6.       CUSTODIAN OF INVESTMENTS

(a) Zions First National Bank, One South Main Street, Salt Lake City, Utah 84133 is the custodian and trustee.

(b)    The custodian and trustee receive no compensation from the Plan.

ITEM 7.       REPORTS TO PARTICIPATING EMPLOYEES

Participating employees are furnished an annual statement reflecting the status of their accounts as of the end of the fiscal year.

ITEM 8.       INVESTMENT OF FUNDS

As elected by participants, approximately sixty-eight percent of the assets of the Plan are invested in securities of the Company, approximately sixteen percent in the Fidelity mutual fund, approximately thirteen percent in the money market fund, approximately two percent invested in the fixed income fund, and approximately one percent in the short-term investment fund.

ITEM 9.       FINANCIAL STATEMENTS AND EXHIBITS

(a)    Financial Statements

          Report of Independent Auditors

          Statements of Net Assets Available for Benefits - December 31, 1994
              and 1993

          Statements of Changes in Net Assets Available for Benefits - Years ended December 31, 1994, 1993, and 1992

          Notes to Financial Statements

          Schedules - Schedules I, II, and III have been omitted for the reasons that they are not required or are not applicable, or the required information is shown in the financial statements or notes thereto.

(b)    Exhibits - None

                          Independent Auditors' Report

The Trust Committee
Zions Bancorporation Employee
Investment Savings Plan:

We have audited the accompanying statements of net assets available for benefits of Zions Bancorporation Employee Investment Savings Plan as of December 31, 1994 and 1993, and the related statements of changes in net assets available for benefits for each of the years in the three-year period ended December 31, 1994. These financial statements are the responsibility of the plan's administrator. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by the plan's administrators, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of Zions Bancorporation Employee Investment Savings Plan as of December 31, 1994 and 1993, and the changes in net assets available for benefits for each of the years in the three-year period ended December 31, 1994, in conformity with generally accepted accounting principles.


                                             KPMG Peat Marwick LLP

Salt Lake City, Utah
March 15, 1995

                              ZIONS BANCORPORATION
                        EMPLOYEE INVESTMENT SAVINGS PLAN

                 Statements of Net Assets Available for Benefits

                           December 31, 1994 and 1993



                                                                                             1994            1993
                                                                                         -----------      ----------
Assets:
   Cash                                                                                  $    27,876              --
   Investments, at market value:
     Zions Bancorporation common stock (approximate cost of $10,769,000
       in 1994 and $9,689,000 in 1993)                                                    18,361,112      18,828,375
     Fidelity mutual fund (approximate cost of $4,192,000 in 1994 and
       $3,229,000 in 1993)                                                                 4,374,929       3,525,534
     Money market fund                                                                     3,605,624       3,477,123
     Fixed income fund (approximate cost of $689,000 in 1994 and $515,000 in 1993)           611,682         526,295
     Short-term investment fund                                                               94,017           3,207
                                                                                         -----------      ----------
                                                                                          27,075,240      26,360,534

   Contributions receivable:
     Employees                                                                                73,114          69,556
     Zions Bancorporation                                                                     14,954          15,782

   Participant loans receivable                                                            1,426,014       1,341,223

   Dividends receivable                                                                      154,242         142,484

   Interest receivable                                                                        16,902           5,187

   Due from/(to) Zions Bancorporation                                                         (3,677)          4,095
                                                                                         -----------      ----------
           Total assets                                                                   28,756,789      27,938,861

Liabilities:
   Accounts payable                                                                            2,058           3,656
   Excess contribution refunds                                                                53,374          90,183
                                                                                         -----------      ----------
           Total liabilities                                                                  55,432          93,839
                                                                                         -----------      ----------
Net assets available for benefits                                                        $28,701,357      27,845,022
                                                                                         ===========      ==========


See accompanying notes to financial statements.

                              ZIONS BANCORPORATION
                        EMPLOYEE INVESTMENT SAVINGS PLAN

           Statements of Changes in Net Assets Available for Benefits

                  Years ended December 31, 1994, 1993, and 1992



                                                                                1994             1993             1992
                                                                             -----------     -----------       -----------
Additions to net assets attributed to:
  Investment income:
     Net appreciation (depreciation) in market value of investments          $  (718,781)      (118,055)       10,477,861
     Dividends                                                                   692,270        564,557           508,484
     Capital gain distributions                                                  121,543        198,053            83,830
     Interest                                                                    244,470        169,448            58,427
                                                                             -----------      ---------        ----------
                                                                                 339,502        814,003        11,128,602
                                                                             -----------      ---------        ----------
   Contributions:
     Employees                                                                 1,614,117      1,326,267         1,683,313
     Zions Bancorporation                                                        336,444        271,519           592,491
     Plan rollovers                                                              368,721        196,725                --
                                                                             -----------     ----------        ----------
                                                                               2,319,282      1,794,511         2,275,804
                                                                             -----------     ----------        ----------
        Total additions                                                        2,658,784      2,608,514        13,404,406

Deductions from net assets attributed to:
   Benefits paid directly to participants                                      1,802,449      1,447,853         1,706,335
   Transfer of assets to Zions Bancorporation Employee Stock
     Savings Plan                                                                     --             --         1,390,989
                                                                             -----------     ----------        ----------
        Total deductions                                                       1,802,449      1,447,853         3,097,324
                                                                             -----------     ----------        ----------
        Net increase                                                             856,335      1,160,661        10,307,082

Net assets available for benefits:

   Beginning of year                                                          27,845,022     26,684,361        16,377,279
                                                                             -----------     ----------        ----------
   End of year                                                               $28,701,357     27,845,022        26,684,361
                                                                             ===========     ==========        ==========


See accompanying notes to financial statements.

                              ZIONS BANCORPORATION
                        EMPLOYEE INVESTMENT SAVINGS PLAN

                          Notes to Financial Statements

                        December 31, 1994, 1993, and 1992

(1)      Description of the Plan

         Zions Bancorporation Employee Investment Savings Plan (the Plan) is a single employer contributory plan that is designed to provide retirement benefits for eligible employees under a pretax salary reduction (deferral) arrangement and, if employees so elect, an opportunity to acquire stock ownership in Zions Bancorporation (the Company). The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA).

(2)      Summary of Significant Accounting Policies

         The following is a summary of significant accounting policies followed by the Plan in the preparation of its financial statements.

         (a)    Basis of Presentation

                The Plan's financial statements are presented on the accrual basis of accounting.

         (b)    Investments

                Investments in common stock of Zions Bancorporation, Fidelity mutual fund, and fixed income fund shares are carried at market value in the accompanying financial statements. The investments in the money market fund and short-term investment fund represent cash equivalents. Purchases and sales of investments are recorded on a settlement-date basis which does not materially differ from using the trade-date basis required by generally accepted accounting principles.

         (c)    Cost of Administration

                All costs of administration are absorbed by the Company.

(3)      Eligibility

         Participation in the Plan is voluntary. An employee is eligible to become a participant on January 1 or July 1, whichever coincides with, or immediately follows, the latter of the date on which the employee completes at least 1,000 hours of service during 12 continuous months and attains the age of 21. At December 31, 1994 and 1993, there were 1,155 participants and 1,405 participants, respectively, in the Plan.

(4)      Employee and Company Contributions

         Participants may elect to contribute one to fifteen percent of their compensation to the Employee Investment Savings Plan, limited by participant contributions made to Zions Bancorporation Employee Stock Savings Plan. The contributions are invested in one or more of the following investment options: (i) the Company's stock, (ii) the Fidelity mutual fund, (iii) a money market fund, and (iv) a fixed income fund. The Company contributes an amount equal to 25 percent of the contribution made by each participant up to ten percent of their compensation with no match made on contributions in excess thereof. The maximum amount a participant may contribute to the Plan in a calendar year is the lesser of fifteen percent of their compensation, or $9,240 for 1994.

                              ZIONS BANCORPORATION
                        EMPLOYEE INVESTMENT SAVINGS PLAN

                          Notes to Financial Statements


(5)      Allocation of Income or Loss

         Net appreciation (depreciation) in market value of investments, dividends, interest income, and capital gains are allocated to each participant's account in proportion to the investment shares held in that participant's account to the total investment shares held in the Plan.

(6)      Vesting and Payment of Benefits

         Employee contributions and the employees' share of the Company contributions are 100 percent vested at all times. Benefits are paid upon death, disability, retirement, or earlier, subject to certain restrictions. Benefits are paid in shares of stock and/or cash pursuant to the nature of the investment vehicle selected by the participant.

(7)      Income Taxes

         The Plan obtained its latest determination letter on November 5, 1985, in which the Internal Revenue Service stated that the Plan, as then designed, was in compliance with the applicable requirements of the Internal Revenue Code. The Plan has been amended since receiving the determination letter. The Company is in the process of obtaining a new letter for the Plan. The application for approval of the amendments will be filed with the IRS by the March 31, 1995 deadline. However, the plan administrator and the Plan's tax counsel believe that the Plan is currently designed and being operated in compliance with the applicable requirements of the Internal Revenue Code. Therefore, they believe that the Plan was qualified and the related trust was tax-exempt as of the financial statement date.

(8)      Investments

         The investments in common stock of the Company and the Fidelity mutual fund, consists of 511,808 and 508,875 shares, and 243,864 and 193,923 shares, respectively, at December 31, 1994 and 1993. The investment in the fixed income fund consists of 31,224 and 24,207 shares at December 31, 1994 and 1993, respectively.

         The net unrealized appreciation (depreciation) in market value for each of the years in the three-year period ended December 31, 1994, in comparison to the market value at the beginning of each year is as follows:


                               Investment                                          1994           1993            1992
                               ----------                                       ---------       --------       ----------
              Zions Bancorporation common stock                                 $(601,351)      (222,329)      10,477,363

              Fidelity mutual fund                                                (56,687)       122,428              498

              Fixed income fund                                                   (60,743)       (18,154)              --
                                                                                ---------       --------       ----------
                         Net appreciation (depreciation) in market value        $(718,781)      (118,055)      10,477,861
                                                                                =========       ========       ==========

                              ZIONS BANCORPORATION
                        EMPLOYEE INVESTMENT SAVINGS PLAN

                          Notes to Financial Statements


(9)      Plan Amendments

         The Plan became effective on January 1, 1984, and has been amended and restated at various times thereafter. The Plan was completely amended and restated as of October 1, 1992. In addition, the plan was amended in 1994 to include employees from recently acquired National Bank of Arizona and Rio Salado Bancorporation. Amendment provisions include the following:

         (a)    Participant Contributions

                Participants can elect a pretax reduction from one percent to a maximum of fifteen percent of total compensation as a participant contribution, depending in part on the extent to which the participant contributes to the Zions Bancorporation Employee Stock Savings Plan.

         (b)    Company Contributions

                Matching contributions are made by the Company on behalf of each participant in the amount of twenty-five percent of participant contributions (note 4), but not in excess of ten percent of compensation.

         (c)    Participant Elections

                Participants may change quarterly investment elections for funds already invested in their accounts.

         (d)    Investment Options

                The Plan maintains four separate types of investment funds: (i) company securities, which consists of Company stock and short-term investments pending the acquisition of Company stock;
                (ii) Fidelity mutual fund, which invests primarily in a diversified portfolio of U.S. common stocks, which are invested to track closely with the Standard and Poors 500 index; (iii) money market fund, which consists of, but is not limited to, certificates of deposit, commercial paper, and U.S. treasury bills; and (iv) fixed income fund, which invests primarily in government, mortgage, and corporate bonds.

         (e)    Participant Loans

                Beginning October 1, 1992, a participant who is an active employee may apply for and obtain a loan of up to fifty percent of the eligible amounts in their account. Loans may not exceed five years and must be secured by the participants account. Loan repayment is made through payroll deduction.

                              ZIONS BANCORPORATION
                        EMPLOYEE INVESTMENT SAVINGS PLAN

                          Notes to Financial Statements





(10)     Financial Information by Fund Type

         Financial information by fund type as of, and for the year ended December 31, 1994, are as follows:

          Statement of Net Assets Available for Benefits by Fund Type
                                December 31, 1994



                                                Zions
                                               Bancorp-
                                               oration        Fidelity                              Partici-
                                                common         mutual      Money        Fixed         pant
                                                stock          fund        market       income       loans           Total
                                             -----------     ---------    ---------    --------    ----------     ----------
         Assets:
            Cash                              $    27,242            --          634          --            --         27,876
            Investments, at market
              value:
                Zions Bancorporation
                  common stock                 18,361,112            --           --          --            --     18,361,112
                 Fidelity mutual fund                  --     4,374,929           --          --            --      4,374,929
                 Money market fund                     --            --    3,605,624          --            --      3,605,624
                 Fixed income fund                     --            --           --     611,682            --        611,682
                 Short-term
                   investment fund                 88,082         5,641           --         294            --         94,017
                                              -----------     ---------    ---------     -------     ---------     ----------
                                               18,476,436     4,380,570    3,606,258     611,976            --     27,075,240
            Contributions receivable:
                Employees                          26,360        31,450       11,906       3,398            --         73,114
                Zions Bancorporation                5,039         6,609        2,601         705            --         14,954
            Participant loans
              receivable                               --            --           --          --     1,426,014      1,426,014
            Dividends receivable                  154,242            --           --          --            --        154,242
            Interest receivable                       267            31       16,594          10            --         16,902
            Due from/(to) Zions
               Bancorporation                          --        (5,070)          --       1,393            --         (3,677)
                                              -----------     ---------    ---------     -------     ---------     ----------
                    Total assets               18,662,344     4,413,590    3,637,359     617,482     1,426,014     28,756,789

         Liabilities:
            Accounts payable                          122            --          --        1,936            --          2,058
            Excess contribution
              refunds                              18,390        25,351        4,024       5,609            --         53,374

                                              -----------     ---------    ---------     -------     ---------     ----------
                    Total liabilities              18,512        25,351        4,024       7,545            --         55,432
                                              -----------     ---------    ---------     -------     ---------     ----------
         Net assets available for benefits

                                              $18,643,832     4,388,239    3,633,335     609,937     1,426,014     28,701,357
                                              ===========     =========    =========     =======     =========     ==========

                              ZIONS BANCORPORATION
                        EMPLOYEE INVESTMENT SAVINGS PLAN

                          Notes to Financial Statements





(10)     Financial Information by Fund Type (continued)

     Statement of Changes in Net Assets Available for Benefits by Fund Type

                          Year ended December 31, 1994


                                                Zions
                                               Bancorp-
                                               oration         Fidelity                                Partici-
                                                common          mutual         Money         Fixed       pant
                                                stock            fund          market       income      loans          Total
                                             -----------      ---------     ---------      -------     --------     ----------
         Additions to net assets
            attributed to:
             Investment income:
                Net appreciation
                   (depreciation) in
                   market value of
                   investments               $  (601,351)       (56,643)           --      (60,787)          --       (718,781)
                Dividends                        593,018         57,136            --       42,116           --        692,270
                Capital gain
                   distributions                      --        120,212            --        1,331           --        121,543
                Interest                          68,982          9,197       164,795        1,496           --        244,470
                                             -----------      ---------     ---------      -------     --------     ----------
                                                  60,649        129,902       164,795      (15,844)          --        339,502
                                             -----------      ---------     ---------      -------     --------     ----------
            Contributions:
              Employees                          593,429        680,345       270,190       70,153           --      1,614,117
              Zions Bancorporation
                                                 115,064        147,082        62,914       11,384           --        336,444
              Plan rollovers                     175,680         66,006       103,216       23,819           --        368,721
                                             -----------      ---------     ---------      -------     --------     ----------
                                                 884,173        893,433       436,320      105,356           --      2,319,282
                                             -----------      ---------     ---------      -------     --------     ----------
            Principal loan payments              313,442         34,364        65,872        2,042     (415,720)            --
                                             -----------      ---------     ---------      -------     --------     ----------
                    Total additions            1,258,264      1,057,699       666,987       91,554     (415,720)     2,658,784

         Deductions from net assets
           attributed to:
              Benefits paid directly to
                participants                  (1,139,005)      (276,006)     (341,951)     (45,487)          --     (1,802,449)
              Loans disbursed                   (335,345)       (20,480)     (112,062)     (32,624)     500,511             --
                                             -----------      ---------     ---------      -------     --------     ----------
                    Total deductions          (1,474,350)      (296,486)     (454,013)     (78,111)     500,511     (1,802,449)
                                             -----------      ---------     ---------      -------     --------     ----------
         Quarterly transfers                    (108,654)       101,433       (64,079)      71,300           --             --
                                             -----------      ---------     ---------      -------     --------     ----------
                    Net increase
                      (decrease)                (324,740)       862,646       148,895       84,743       84,791        856,335

         Net assets available for
           benefits:

             Beginning of year                18,968,572      3,525,593     3,484,440      525,194    1,341,223     27,845,022
                                             -----------      ---------     ---------      -------    ---------     ----------
             End of year                     $18,643,832      4,388,239     3,633,335      609,937    1,426,014     28,701,357
                                             ===========      =========     =========      =======    =========     ==========